Exhibit 10.8
                       Memorandum of Understanding
            Between Pharmavet Inc. and Geno Pharmaceuticals Ltd.

Geno Pharmaceuticals Ltd. ("Geno") agrees to appoint Pharmavet Inc. ("Pharmavet") as a representative of Geno in Africa and in Middle Eastern countries where Geno does not have an exclusive agent. Pharmavet agrees to assist Geno in obtaining new customers for Geno in Africa and the Middle East, working on a non-exclusive basis.

Upon Geno's acceptance of a customer introduced by Pharmavet and Geno's receipt of payment from the customer, Geno agrees to pay Pharmavet a commission, the amount and rate to be agreed upon at the time Geno accepts an order from Pharmavet's customer. Geno also agrees to honor Pharmavet's introductory role and continue to pay Pharmavet the same commission on any repeat and future orders received from customers introduced to Geno by Pharmavet. If prices change from such repeat customers, Geno and Pharmavet will agree on the commission to be paid to Pharmavet by Geno. Geno will not deal directly with the buyer and will communicate with the buyer through Pharmavet.

Geno agrees to pay Pharmavet its commission within 30 days after payment by L/C or another acceptable means is received by Geno. Geno will invoice the end buyer directly and receive payment directly from the end buyer. Geno will also ship product directly to the end buyer after registration of the products is approved by the host country of the buyer.

Geno will provide Pharmavet with product information and list prices for its products. Pharmavet will set the price to be charged to customers introduced by Pharmavet with Geno's approval of final price to be charged to the customer.

Geno agrees to provide samples and documentation necessary to register Geno's products in the host country of the buyer. Geno will also provide Pharmavet with information about Geno's products and list prices for its products. Geno also agrees to provide Pharmavet with information about any product liability insurance Geno has in place when the agreement is signed.

This memorandum of understanding between Geno and Pharmavet shall remain in force for 2 years and can be renewed for an additional two years, if both parties agree in writing.

Dated: August 28, 2003

S/Signed S.S. Talwadker           S/Signed Arthur Seidenfeld
-----------------------           --------------------------
  S.S. Talwadker                    Arthur Seidenfeld
  Geno Pharmaceuticals Ltd.         Pharmavet Inc.
  Tivim Indl. Estate                461 Beach 124 Street
  Mapusa, Goa 403507, India         Belle Harbor, New York 11694 USA
  Tel: 91 832 2257216               Tel: (001) 718 318-0994
  Fax: 91832-2257215                Fax: 718 945-0155